Portfolio Overview During the first nine months of 2013, we have made significant progress in sharpening our geographic focus. At September 30, we had 40 operating properties totaling 15.9 million square feet located in 19 markets. This compares to 50 operating properties totaling 18.9 million square feet located in 26 markets at 2012 year end. Leasing and Occupancy During the third quarter we accomplished more than 745,000 square feet of leasing including: • Renewals of 635,000 square feet with a 4.0 year average lease term • Expansions of 58,000 square feet with a 4.6 year average lease term • New leases of 53,000 square feet with a 4.6 year average lease term Year to date, we have leased 2.1 million square feet, including 1.3 million square feet of renewal leasing and approximately 800,000 square feet of new and expansion leasing. This was achieved at rental rates 2.3% above expiring leases. Despite known expiring leases, we were able to achieve modest positive net absorption of 20,000 square feet year to date and increased occupancy from 86% at December 31 to 87% at September 30. Over the next few quarters, we anticipate modest pressure on occupancy as we work to backfill space vacated or to-be-vacated by known move-outs. Capital Resources Year to date we have made significant progress in the key area of capital resource management including: • Reported a 36% increase in modified funds from operations for the nine months ended September 30, 2013, when compared to the nine months ended September 30, 2012 • Achieved total savings from internalization of approximately $8.4 million in the first nine months of 2013 and approximately $11.7 million for the trailing 12 months • Achieved year-over-year same store cash net operating income growth of 4.8% through September 30 • Increased unrestricted cash to $19.3 million at September 30 from $9.7 million at December 31 • At September 30 we had no outstanding borrowings on our revolving credit facility, which gave us the ability to borrow more than $100 million; this availability is critical in order for us to lease space at our properties and create additional value in our properties and ultimately for stockholders. TIERREIT.COM Third Quarter Report Quarter ended September 30, 2013 Philadelphia, PA Two BriarLake Plaza, Houston, TX On October 31, 2013, TIER REIT celebrated the topping out of Two BriarLake Plaza, a 12-story, 333,000 square foot office tower currently under construction in the heart of Houston’s Westchase District. Two BriarLake Plaza construction began in late 2012 and is on track to be completed by April 2014. Two BriarLake Plaza is 50% leased to Samsung Engineering America, Inc., and once the office tower is completed, One and Two BriarLake Plaza will encompass 835,000 square feet of office space. Houston, TX Chicago, IL Portfolio Summary As of September 30, 2013 • 40 operating properties • 15.9 million square feet (at ownership share) • 87% occupancy 19 MARKETS Austin, TX

TIERREIT.COM Fourth Quarter Update Call We hope you will join us for the fourth quarter conference call on March 27, 2014, at 1:00 p.m., Central Time. We’ll send further details about this call in your next quarterly statement. MARCH 27 Sharpening geographic focus On November 14, we completed the strategic sale of 10 & 120 S. Riverside which reduced the portfolio’s net operating income exposure to the Chicago market from 24.2% to 14.2% (see chart). This sale was a very important step in moving the company forward by substantially increasing our available capital and paying down debt to reduce leverage to 56.8% based on our December 2012 estimated real estate value and 55.5% based on our November 2013 estimated real estate value. We have also completed the recapitalization or disposition efforts on the remaining 2.1 million square feet of troubled assets. In addition to exiting troubled assets, during the third quarter we sold the Energy Centre building located in New Orleans, LA, which completed the exit of a total of seven markets year to date. Our presence in fewer markets allows us to increase operating efficiencies and focus capital in markets where we believe we can add value. November 2013 Estimated Value per Share The estimated value per share increased from $4.01 at December 17, 2012, to $4.20 at November 1, 2013, an increase of $0.19 cents per share, or 4.7%. Three factors contributed to the increase in our November 1, 2013, estimated value per share: • Increase of $0.23 in the value of our real estate, including the development of our Two BriarLake Plaza property in Houston, Texas; • Increase of $0.11 resulting from the impact of the increase in market borrowing rates since December 2012 on the value of our notes payable; and • Offset by $0.15 reduction resulting from the investment of cash proceeds from real estate dispositions into our other real estate assets 14.2% Chicago 17.3% Houston 16.1% Philadelphia 35.9% Other 7.5% Dallas / Ft. Worth 9.0% Charlotte Our Top Markets* by percentage of net operating income *By properties owned as of September 30, 2013 Post-disposition of 10 & 120 South Riverside

TIER REIT

Financial Highlights

(in thousands, except per share data)	3 mos. ended Sept. 30, 2013	3 mos. ended Sept. 30, 2012	9 mos. ended Sept. 30, 2013	9 mos. ended Sept. 30, 2012
MFFO attributable to common stockholders	$ 16,081	$ 15,394	$ 49,287	$ 36,202
Basic and diluted MFFO, per common share	$ 0.05	$ 0.05	$ 0.16	$ 0.12

(in thousands)	As of Sept. 30, 2013	As of Dec. 31, 2012
Total assets	$ 2,745,482	$ 3,125,294
Total liabilities	$ 1,967,961	$ 2,335,209

Reconciliation of Net Loss to Funds From Operations (FFO) and Modified Funds from Operations (MFFO) attributable to common stockholders

(in thousands, except per share data)	3 mos. ended Sept. 30, 2013	3 mos. ended Sept. 30, 2012	9 mos. ended Sept. 30, 2013	9 mos. ended Sept. 30, 2012
Net income (loss)	$ 7,148	$ (31,296)	$ (9,042)	$ (93,274)
Net (income) loss attributable to noncontrolling interests	(429)	69	(410)	144
Adjustments: (1)				
Real estate depreciation and amortization from consolidated properties	43,739	48,338	130,237	147,814
Real estate depreciation and amortization from unconsolidated properties	1,493	1,784	4,455	5,515
Real estate depreciation and amortization attributable to noncontrolling interests	(171)	(198)	(504)	(565)
Impairment of depreciable real estate assets	–	8,301	4,879	25,086
Gain on sale or transfer of depreciable real estate	(9,894)	(5,041)	(30,714)	(20,230)
Noncontrolling interest share of gain on sale or transfer of depreciable assets	459	–	459	–
Noncontrolling interest (OP units) share of above adjustments	(51)	(77)	(157)	(229)
FFO attributable to common stockholders	$ 42,294	$ 21,880	$ 99,203	$ 64,261
Adjustments: (1) (2)				
Acquisition expenses	–	–	95	–
Straight-line rent adjustment	(1,043)	(2,939)	(6,763)	(14,503)
Amortization of above- and below-market rents, net	(3,173)	(3,556)	(7,992)	(10,009)
Net gain on troubled debt restructuring and early extinguishment of debt	(22,035)	–	(35,328)	(3,587)
Noncontrolling interest (OP units) share of above adjustments	38	9	72	40
MFFO attributable to common stockholders	$ 16,081	$ 15,394	$ 49,287	$ 36,202
Weighted average common shares outstanding:				
Basic	299,192	298,618	299,192	298,127
Diluted (3)	299,653	298,646	299,561	298,156
Net income (loss) per common share - basic and diluted (3)	$ 0.02	$ (0.10)	$ (0.03)	$ (0.31)
FFO per common share - basic and diluted	$ 0.14	$ 0.07	$ 0.33	$ 0.22
MFFO per common share - basic and diluted	$ 0.05	$ 0.05	$ 0.16	$ 0.12

(1) Reflects the adjustments of continuing operations, as well as discontinued operations.
(2) Includes adjustments for unconsolidated properties and noncontrolling interests.
(3) There are no dilutive securities for purposes of calculating the net income (loss) per common share.

TIERREIT.COM

TIERREIT.COM Investor Information A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov, at our website at tierreit.com or by written request to the Company at the address below. For additional information about TIER REIT please contact us at: Corporate Office-Dallas 17300 Dallas Parkway Suite 1010 Dallas, TX 75248 p: 972.931.4300 e: ir@tierreit.com Forward-Looking Statements This quarterly summary contains forward-looking statements relating to the business and financial outlook of TIER REIT that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this quarterly summary. Such factors include those described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Stockholders with questions about their account, statements, address changes, ownership changes or other administrative matters, please call or email. p: 866.655.3650 e: shareholder-services@tierreit.com